Exhibit 99

Dillard’s, Inc. Reports Third Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 12, 2020--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended October 31, 2020. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.” In particular, these results include certain effects of the COVID-19 pandemic which has had, and is continuing to have, a significant negative impact on the Company’s business, results of operations and financial position. Given the uncertainty surrounding the COVID-19 pandemic and its economic effects, the related financial impact to fiscal 2020 cannot be reasonably estimated at this time. For a more detailed discussion of the factors that could materially and adversely affect Dillard’s business, financial condition and results of operations, see the caption “Risk Factors” in the Company’s most recent Form 10-K filed on March 31, 2020, as updated by our periodic filings with the SEC.

Dillard's Chief Executive Officer William T. Dillard, II stated, "We have worked hard on inventory and expense control in unpredictable conditions throughout the pandemic. We achieved a 249 basis point gross margin improvement for the third quarter with ending inventory down 22%. Additionally, we cut expenses $100 million. As we enter this holiday season, one thing we can predict is the dedication of our associates and their exceptional service to our customers."

Highlights of the Third Quarter (Compared to the Prior Year Third Quarter)

•Net income of $31.9 million compared to net income of $5.5 million for the prior year third quarter
•Net income of $1.43 per share compared to net income of $0.22 per share
•Comparable store sales decreased approximately 24%.
•Gross margin improved 249 basis points of sales
•Inventory decreased approximately 22%
•Selling, general and administrative expenses decreased $99.9 million
•Short-term borrowings of $15.0 million following $229.6 million at August 1, 2020 and compared to $98.6 million at November 2, 2019
•Share repurchases of $19.5 million (0.6 million shares) during the quarter

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended October 31, 2020 of $31.9 million or $1.43 per share, compared to net income of $5.5 million, or $0.22 per share, for the prior year third quarter. Included in net income for the 13 weeks ended October 31, 2020 is a $2.2 million pretax loss ($1.4 million after tax or $0.06 per share) primarily related to the sale of a store property. The Company expects to be in a net operating loss position for the fiscal year. The CARES Act, signed into law on March 27, 2020, allows for net operating loss carryback to years in which the federal tax rate was 35%. Included in net income for the 13 weeks ended October 31, 2020 is a net tax benefit related to this provision.

Included in net income for the prior year 13 weeks ended November 2, 2019 is a pretax loss of $0.3 million ($0.2 million after tax or $0.01 per share) primarily related to the sale of a store property and $2.8 million ($0.11 per share) in tax benefits related to amended state tax return filings.

Net sales for the 13 weeks ended October 31, 2020 and the 13 weeks ended November 2, 2019 were $1,024.9 million and $1,388.3 million, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").
Total retail sales (which excludes CDI) for the 13-week periods ended October 31, 2020 and November 2, 2019 were $994.6 million and $1,334.2 million, respectively. Total retail sales decreased approximately 25% for the 13-week period ended October 31, 2020. Sales in comparable stores for the same period decreased approximately 24%.

Sales of home and furniture significantly outperformed the other categories followed by ladies' accessories and lingerie and cosmetics. Sales of ladies' apparel were significantly below trend. Sales in the Eastern region moderately outperformed the Central and Western regions, respectively.

Gross Margin / Inventory

Consolidated gross margin (which includes CDI) for the 13 weeks ended October 31, 2020 improved 249 basis points of sales to 35.7% compared to 33.2% for the prior year third quarter.

Retail gross margin for the 13 weeks ended October 31, 2020 improved 210 basis points of sales to 36.6% compared to 34.5% for the prior year third quarter primarily due to decreased markdowns.

Inventory at October 31, 2020 decreased approximately 22% compared to November 2, 2019.

Selling, General and Administrative Expenses

Consolidated selling, general and administrative expenses ("operating expenses") for the 13 weeks ended October 31, 2020 decreased $99.9 million to $318.2 million (31.0% of sales) compared to $418.1 million (30.1% of sales) for the prior year third quarter primarily due to decreased payroll expense. While savings were realized in all expense categories, payroll expense declined approximately 28% during the quarter partially as a result of the Company's reduced operating hours.

Retail operating expenses for the 13 weeks ended October 31, 2020 decreased $100.0 million to $316.7 million (31.9% of sales) compared to $416.7 million (31.2% of sales) for the prior year third quarter.

Share Repurchase

During the 13 weeks ended October 31, 2020, the Company purchased $19.5 million (approximately 0.6 million shares) of Class A Common Stock under its $500 million share repurchase program.

During the 39 weeks ended October 31, 2020, the Company purchased $95.6 million (approximately 2.2 million shares) of Class A Common Stock. As of October 31, 2020, authorization of $173.1 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at October 31, 2020 and November 2, 2019 were 22.0 million and 24.7 million, respectively.

39-Week Results

Dillard’s reported a net loss for the 39 weeks ended October 31, 2020 of $138.7 million or $6.05 per share, compared to net income of $43.4 million, or $1.69 per share, for the prior year 39-week period. Included in net loss for the 39 weeks ended October 31, 2020 is a $2.2 million pretax loss ($1.4 million after tax or $0.06 per share) primarily related to the sale of a store property. The Company expects to be in a net operating loss position for the fiscal year. The CARES Act, signed into law on March 27, 2020, allows for net operating loss carryback to years in which the federal tax rate was 35%. Included in net loss for the 39 weeks ended October 31, 2020 is a net tax benefit related to this provision.

Included in net income for the prior year 39 weeks ended November 2, 2019 is a pretax gain of $12.0 million ($9.4 million after tax or $0.37 per share) primarily related to the sale of four store properties and $2.8 million ($0.11 per share) in tax benefits related to amended state tax return filings.

Net sales for the 39 weeks ended October 31, 2020 and the 39 weeks ended November 2, 2019 were $2,730.6 million and $4,280.6 million, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").
Total retail sales for the 39-week periods ended October 31, 2020 and November 2, 2019 were $2,638.8 million and $4,132.9 million, respectively. Total retail sales decreased approximately 36% for the 39-week period ended October 31, 2020.

Consolidated gross margin for the same 39-week periods was 27.2% and 32.6% of sales, respectively. Retail gross margin for the 39 weeks ended October 31, 2020 and November 2, 2019 was 28.0% and 33.7% of sales, respectively.

Consolidated operating expenses for the 39 weeks ended October 31, 2020 decreased $356.7 million to $875.7 million (32.1% of sales) compared to $1,232.4 million (28.8% of sales) for the prior year 39-week period primarily due to decreased payroll expense. Payroll expense declined approximately 34% during the 39-week period ended October 31, 2020.

Retail operating expenses for the 39 weeks ended October 31, 2020 decreased $356.5 million to $871.1 million (33.0% of sales) compared to $1,227.6 million (29.7% of sales) for the prior year 39-week period.

Store Information

Dillard's has announced the upcoming closure of it Paradise Valley Mall location in Phoenix, Arizona (200,000 square feet). The Company expects to close the location by the end of the fiscal year. Dillard's operates 250 Dillard’s locations and 32 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total store square footage at October 31, 2020 was 48.0 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	October 31, 2020		November 2, 2019		October 31, 2020		November 2, 2019
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,024.9	100.0%	$1,388.3	100.0%	$2,730.6	100.0%	$4,280.6	100.0%
Service charges and other income	27.2	2.7	35.3	2.5	88.3	3.2	99.8	2.3
	1,052.1	102.7	1,423.6	102.5	2,818.9	103.2	4,380.4	102.3

Cost of sales	658.7	64.3	926.8	66.8	1,987.0	72.8	2,886.6	67.4
Selling, general and administrative expenses	318.2	31.0	418.1	30.1	875.7	32.1	1,232.4	28.8
Depreciation and amortization	53.4	5.2	56.2	4.0	155.2	5.7	162.9	3.8
Rentals	5.1	0.5	5.9	0.4	16.3	0.6	18.2	0.4
Interest and debt expense, net	12.2	1.2	11.5	0.8	37.3	1.4	35.0	0.8
Other expense	2.0	0.2	1.9	0.1	6.4	0.2	5.8	0.1
(Loss) gain on disposal of assets	(2.2)	(0.2)	(0.3)	0.0	(2.2)	(0.1)	12.0	0.3
Income (loss) before income taxes	0.3	—	2.9	0.2	(261.2)	(9.6)	51.5	1.2
Income taxes (benefit)	(31.6)		(2.6)		(122.5)		8.1
Net income (loss)	$31.9	3.1%	$5.5	0.4%	$(138.7)	(5.1)%	$43.4	1.0%

Basic and diluted earnings (loss) per share	$1.43		$0.22		$(6.05)		$1.69
Basic and diluted weighted average shares	22.3		24.9		22.9		25.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	October 31, 2020	November 2, 2019
Assets
Current Assets:
Cash and cash equivalents	$61.1	$79.1
Restricted cash	—	8.5
Accounts receivable	28.4	48.2
Merchandise inventories	1,545.3	1,970.0
Federal and state income taxes	127.0	—
Other current assets	65.6	74.2
Total current assets	1,827.4	2,180.0

Property and equipment, net	1,348.8	1,494.5
Operating lease assets	40.5	48.6
Deferred income taxes	14.7	—
Other assets	74.5	77.0

Total Assets	$3,305.9	$3,800.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,031.8	$1,211.5
Other short-term borrowings	15.0	98.6
Current portion of long-term debt and finance lease liabilities	0.8	1.1
Current portion of operating lease liabilities	12.8	15.3
Federal and state income taxes	—	4.5
Total current liabilities	1,060.4	1,331.0

Long-term debt and finance lease liabilities	366.0	366.7
Operating lease liabilities	27.4	33.0
Other liabilities	271.3	243.2
Deferred income taxes	—	13.8
Subordinated debentures	200.0	200.0
Stockholders' equity	1,380.8	1,612.4

Total Liabilities and Stockholders' Equity	$3,305.9	$3,800.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	39 Weeks Ended
	October 31, 2020	November 2, 2019
Operating activities:
Net (loss) income	$(138.7)	$43.4
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization of property and other deferred cost	157.3	164.4
Loss (gain) on disposal of assets	2.2	(12.0)
Proceeds from insurance	8.7	0.4
Changes in operating assets and liabilities:
Decrease in accounts receivable	17.8	1.6
Increase in merchandise inventories	(80.3)	(441.6)
Increase in other current assets	(13.7)	(2.0)
Increase in other assets	(2.1)	(8.4)
Increase in trade accounts payable and accrued expenses and other liabilities	145.8	286.3
Decrease in income taxes	(162.5)	(9.1)
Net cash (used in) provided by operating activities	(65.5)	23.0

Investing activities:
Purchase of property and equipment and capitalized software	(49.5)	(70.9)
Proceeds from disposal of assets	1.5	22.0
Distribution from joint venture	0.2	1.4
Net cash used in investing activities	(47.8)	(47.5)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.9)	(0.7)
Cash dividends paid	(10.7)	(7.8)
Purchase of treasury stock	(102.9)	(101.5)
Issuance cost of line of credit	(3.2)	—
Increase in short-term borrowings	15.0	98.6
Net cash used in financing activities	(102.7)	(11.4)

Decrease in cash, cash equivalents and restricted cash	(216.0)	(35.9)
Cash, cash equivalents and restricted cash, beginning of period	277.1	123.5
Cash, cash equivalents and restricted cash, end of period	$61.1	$87.6

Non-cash transactions:
Accrued capital expenditures	$6.0	$9.6
Stock awards	0.8	1.0
Lease assets obtained in exchange for new operating lease liabilities	4.1	4.6

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers, and the retail industry in general; other general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 1, 2020, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.guymon@dillards.com